Exhibit 21.1

List of Subsidiaries of 3SBio Inc. (the “Registrant”)

Wholly-Owned Subsidiaries

1. Collected Mind Limited

Affiliated Entity Consolidated in the Registrant’s Financial Statement

1.	Beijing Sunshine Bio-product Sales Company Limited

2.	Liaoning Bio-Pharmaceutical Company Limited